EXHIBIT 4.40

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated December 20, 2012, is entered into by and among TAP Ltd., an exempted company with limited liability incorporated and existing under the laws of Bermuda (the “Seller”), and Textainer Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda (the “Purchaser”).

Preliminary Statements

WHEREAS, the Seller is the sole owner of all 1,000 issued and outstanding common shares (the “Shares”) of TAP Funding Ltd., an exempted company with limited liability incorporated and existing under the laws of Bermuda (the “Company”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, 501 Shares in the Company currently owned by the Seller (the “Purchased Shares”). This Agreement is entered into by the parties to set forth the terms and conditions upon which the Purchaser will purchase the Purchased Shares from the Seller.

NOW THEREFORE, in consideration of the facts set forth above and the mutual covenants contained in this Agreement, the parties agree as follows:

Agreement

ARTICLE 1

Defined Terms; Purchase and Sale of Purchased Shares

1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

“Closing Date” means the date on which the closing conditions set forth in Section 1.4 are satisfied.

“Lien” shall mean any security interest, lien, pledge or other claim or encumbrance of any kind.

“Losses” shall mean any and all liabilities, obligations, duties, claims, actions, causes of action, assessments, losses (including diminution in value), costs, damages, deficiencies, taxes, fines, or expenses, including, without limitation, interest, penalties, reasonable attorney fees, and all amounts paid in investigation, defense, or settlement of any of the foregoing.

“Purchase Price” shall mean an amount equal to the sum of (i) Twenty Million Four Hundred Eighty Two Thousand Three Hundred Eighty Three Dollars (U.S. $20,482,383) and (ii) Fifty Thousand Dollars (U.S. $50,000).

1.2 Purchase and Sale of Purchased Shares. Subject to satisfaction of the conditions precedent set forth in Section 1.4, the Seller hereby sells, assigns, transfers and conveys to the Purchaser the Purchased Shares, including all rights of the Seller with respect to such Purchased Shares, free and clear of all Liens, and the Purchaser hereby purchases from the Seller, the Purchased Shares and all such rights, in each case, effective on the Closing Date.

1.3 Payment of Purchase Price. In consideration of the sale of the Purchased Shares by the Seller to the Purchaser hereunder, the Purchaser shall pay to the Seller or to its designee on the Closing Date, in cash, in immediately available funds, the Purchase Price. The Seller hereby instructs the Purchaser to pay all but Fifty Thousand Dollars (U.S. $50,000) of the Purchase Price to Seller’s designee, TCG Fund I, L.P., as follows:

Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA 95054, USA

Routing & Transit #: 121140399

Swift Code: SVBKUS6S

For Credit of:

TCG Fund I, L.P.

10955 Westmoor Drive

Westminster, CO 80021

Final Credit Account #: 3300702040

The Seller hereby further instructs Purchaser to pay Fifty Thousand Dollars (U.S. $50,000) of the Purchase Price to Seller in accordance with the following instructions:

BNP Paribas

New York

ABA No. 026-007-689

Swift Code: BNPAUS3N

For Credit of:

TAP Ltd.

Account No. 0200 622 097 00125

1.4 Closing Conditions.

(a) Seller’s obligation to sell the Purchased Shares to Purchaser hereunder shall be conditioned upon receipt by Seller (or Seller’s designee, if applicable) of:

(i) the Purchase Price;

(ii) Counterparts of:

(A) the Container Purchase Agreement, dated the date hereof (the “Container Purchase Agreement”), between Textainer Group Holdings Limited, an exempted company with limited liability incorporated and existing under the laws of Bermuda (“TGH”), and the Company, signed by TGH;

(B) the Amended and Restated Management Agreement, dated the date hereof (the “Management Agreement”), between Company and Textainer Equipment Management Limited, an exempted company continued and existing under the laws of Bermuda, signed by Textainer Equipment Management Limited (“TEML”);

(C) the Members Agreement, dated the date hereof (the “Members Agreement”), between Purchaser and Seller, signed by Purchaser; and

(D) A Secretary’s Certificate of Purchaser evidencing (1) resolutions of the Purchaser’s Board of Directors authorizing the transactions contemplated by this Agreement, (2) providing true and correct copies of Purchaser’s memorandum of association and bye-laws, and (3) evidencing the incumbency of its authorized signatories and officers.

(b) Purchaser’s obligation to purchase the Purchased Shares and to pay the Purchase Price for the Purchased Shares hereunder shall be conditioned upon receipt by Purchaser of:

(i) A list of the Containers owned by the Company as of November 30;

(ii) Counterparts of:

(A) the Container Purchase Agreement, signed by the Company;

(B) the Management Agreement, signed by the Company;

(C) the Members Agreement, signed by Seller; and

(D) the letter agreement regarding confidentiality, dated the date hereof, between Seller and TEML, signed by Seller; and

(iii) All certificates (if any) representing the Purchased Shares, together with duly executed instruments of transfer related thereto;

(iv) A Secretary’s Certificate of Seller evidencing (1) resolutions of the Seller’s Board of Directors authorizing the transactions contemplated by this Agreement, (2) providing true and correct copies of Seller’s memorandum of association and bye-laws, (3) true and correct signatures and incumbency of its authorized signatories and officers and (4) a true and correct copy of the register of members of Seller.

(v) The Share Repurchase Letter Agreement in respect of the repurchase of all of TCG Fund I, L.P.’s interests in Seller and ownership by the TCG Investors of 100% of the equity interests in Seller, signed by Seller and TCG Fund I, L.P.;

(vi) A Secretary’s Certificate of Company evidencing (1) resolutions of the Company’s Board of Directors authorizing the entry by the Company into the Management Agreement and the Container Purchase Agreement, (2) providing true and correct copies of Company’s memorandum of association and bye-laws, and (3) true and correct signatures and incumbency of its authorized signatories and officers;

(vii) The written consent of Seller, in its capacity as a Member of the Company, to the amendment of the Bye-Laws of Company in form and substance satisfactory to Purchaser;

(viii) An instrument of share transfer with respect to the Purchased Shares, signed by Seller;

(ix) Evidence of any consents or waivers required for the transaction from the lenders to the Company;

(x) Evidence that the Company has duly filed with the United States Internal Revenue Service a form 8832 electing to become a disregarded entity for U. S. Federal income tax purposes; and

(xi) Evidence that the Bermuda Monetary Authority has granted approval for the transfer of the Purchased Shares from Seller to Purchaser.

1.5 Allocation of Purchase Price. With respect to the acquisition of the Purchased Shares, within 60 days after the Closing Date, Seller shall prepare and Purchaser shall review an allocation of the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Purchaser and Seller shall (i) act in accordance with the Allocation in the preparation of all financial statements and the filing of all tax Returns (including in the filing of Form 8594 with their United States federal income tax return for the taxable year that includes the Closing Date) and in the course of any tax audit, tax review or tax litigation relating thereto and (ii) take no position and cause their affiliates to take no position inconsistent with the Allocation for all tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty calendar days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594.

ARTICLE 2

Representations and Warranties

2.1 The Seller represents and warrants to the Purchaser on and as of the date hereof and the Closing Date, as follows:

(a) Existence, Power and Authority. Seller is an exempted company duly incorporated, validly existing and in good standing under the laws of the Bermuda and has all requisite authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Authorization. The execution and delivery of this Agreement and the performance by Seller hereunder have been duly authorized by all requisite action and proceedings of Seller, and in accordance with applicable provisions of its organizational documents and applicable law. This Agreement has been duly executed and delivered by Seller, and this Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c) No Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation by the Seller of the transactions contemplated herein do not and will not (i) violate, conflict with or constitute a default under any provision of its memorandum of association or bye-laws or other applicable constitutional documents, (ii) conflict with or result in a breach of any indenture or other agreement to which Seller is a party or by which Seller or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Seller or its properties, or (iv) constitute a violation by Seller of any law or regulation applicable to it or its properties, except in any case where such violation would not have a material adverse effect on the financial condition of Seller or its ability to perform its obligations under this Agreement.

(d) Consents. Except as otherwise stated herein, the execution, delivery and performance by Seller of, and the consummation of the transactions contemplated by this Agreement do not require (i) any approval or notice to or consent of any person or entity, or any holder of any indebtedness or obligation of Seller or any other party to any agreement binding on the Seller, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body, except for approvals, consents, notices, filings and recordings that will have been obtained or given or made on or prior to the Closing Date.

(e) Legal Proceedings. There are no actions, suits or proceedings pending, or to Seller’s knowledge, threatened, against Seller or the Purchased Shares before any court, arbitrator, administrative or governmental body that, if adversely determined, would hinder or prevent Seller’s ability to carry out the transactions contemplated by this Agreement or affect the right, title or interest of Seller in the Purchased Shares, and, to Seller’s knowledge, there is no basis for any such suits or proceedings.

(f) Title. Seller is the lawful and rightful sole owner of the Purchased Shares as of the date hereof and as of the Closing Date and has good right and title to sell the same to Purchaser as of the date hereof and as of the Closing Date. On the date hereof and the Closing Date (prior to conveyance of the Purchased Shares to Purchaser), Seller holds title to the Purchased Shares, free and clear of all Liens.

(g) Brokers and Finders. No person or entity is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Seller.

(h) Exclusive Warranties. The provisions of this Section 2.1 state the sole and exclusive warranties made by Seller to Purchaser with respect to the subject matter of this Agreement and are in lieu of any and all other warranties, express or implied (except for the implied warranty of good faith and fair dealing).

2.2 The Purchaser represents and warrants to the Seller on and as of the date hereof and the Closing Date as follows:

(a) Existence, Power and Authority. Purchaser is a company with limited liability duly incorporated, validly existing and in good standing under the laws of Bermuda, and has all requisite organizational authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b) Authorization. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser hereunder and thereunder, have been duly authorized by all requisite organizational action and proceedings of Purchaser and in accordance with applicable provisions of its organizational documents and applicable law. This Agreement has been duly executed and delivered by Purchaser, and this Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c) No Conflicts. The execution, delivery and performance of this Agreement by Purchaser and the consummation by the Purchaser of the transactions contemplated hereby, do not and will not (i) violate, conflict with or constitute a default under any provision of Purchaser’s memorandum of association or bye-laws or other constitutional documents, (ii) conflict with or result in a breach of any indenture or other agreement to which Purchaser is a party or by which Purchaser or its properties are bound, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Purchaser or its properties, or (iv) constitute a violation by Purchaser of any law or regulation applicable to Purchaser or its properties, except in any case where such violation would not have a material adverse effect on the financial condition of Purchaser or its ability to perform its obligations under this Agreement.

(d) Consents. Except as otherwise stated herein, the execution, delivery and performance by Purchaser of this Agreement do not require (i) the approval or consent of or notice to any person or entity, or any holder of any indebtedness or obligation of Purchaser or any other party to any agreement binding on the Purchaser, or (ii) any notice to or filing or recording with, or any consent or approval of, any governmental body, except for approvals, consents, notices, filings and recordings that have been obtained or given or made on or prior to the Closing Date.

(e) Legal Proceedings. There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened, against Purchaser before any court, arbitrator or administrative or governmental body that, if adversely determined, would hinder or prevent Purchaser’s ability to carry out the transactions contemplated by this Agreement, and, to Purchaser’s knowledge, there is no basis for any such suits or proceedings.

(f) Brokers and Finders. No person or entity is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Purchaser.

(g) Exclusive Warranties. The provisions of this Section 2.2 state the sole and exclusive warranties made by Purchaser to Seller with respect to the subject matter of this Agreement and are in lieu of any and all other warranties, express or implied (except for the implied warranty of good faith and fair dealing).

ARTICLE 3

Taxes; Indemnification; Expenses

3.1 Tax Treatment of Purchase of Shares. The purchase and sale of the Purchased Shares shall be treated as the purchase by the Purchaser and a sale by the Seller of 50.1% of all of the assets of the Company subject to the liabilities of the Company on the Closing Date. The Purchaser and Seller agree not to take any position contrary to this treatment of the purchase and sale unless required by law.

3.2 Sales Tax. It is the expectation of the parties that the transfer of the Purchased Shares contemplated by this Agreement shall be exempt from state and local sales, use, transfer or similar taxes. If, however, any such sales, use, transfer or similar tax is imposed by any state or local authority on the transfer of the Purchased Shares as contemplated herein, other than taxes based on income of Seller, Purchaser shall bear and be responsible for the payment of the amount of such tax (including any related interest or penalties). Upon receipt of notice of any such tax or imposition, the party receiving the notice shall promptly provide a copy to the other party. Either party may, at its own cost and expense, commence and participate in a contest of the validity, applicability or amount of any such tax or other imposition.

3.3 Indemnification.

(a) Indemnity by Seller. Without limitation of any other provision of this Agreement or any other rights and remedies available to Purchaser at law or in equity, Seller covenants and agrees to protect, indemnify, defend, and hold harmless the Company and the Purchaser and to promptly reimburse each of such parties for, all Losses arising out of, in connection with or relating to any breach of any covenant, representation, or warranty of Seller under this Agreement or the other documents to which Seller is a party delivered in connection with this Agreement.

(b) Indemnity by Purchaser. Without limitation of any other provision of this Agreement or any other rights and remedies available to Seller at law or in equity, Purchaser covenants and agrees to protect, indemnify, defend and hold harmless Seller from, and to promptly reimburse Seller for, Losses arising out of, or in connection with, or relating to any breach of any covenant, representation or warranty of Purchaser under this Agreement or other documents to which Purchaser is a party delivered in connection with this Agreement.

(c) Limitation. Except for Losses resulting from the fraud of an indemnifying party, Seller’s representation set forth in Section 2.1(f), or Purchaser’s covenant set forth in Section 3.2, (i) all of the representations, warranties, covenants and obligations made by Seller and Purchaser herein shall survive the closing only for a period expiring at midnight on December 19, 2013 (the “Claim Period”), and (ii) the obligations of Seller to indemnify Purchaser and the Company, on the one hand, and Purchaser to indemnify Seller, on the other hand, under this Section 3.3 shall survive the closing only with respect to claims made during the Claim Period. The term “Claim” shall mean any matter with respect to which indemnification is sought by Purchaser or Seller hereunder, respectively. Any Claim not made during the Claim Period shall be the sole responsibility of Purchaser or Seller, as the case may be, and Purchaser or Seller, as the case may be, shall have no recourse against the other party with respect thereto.

3.4 Expenses. Each party shall be responsible for its own expenses incurred in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and any amendments, modifications or waivers, and (ii) the enforcement or protection of each party’s rights in connection with this Agreement.

ARTICLE 4

General Provisions

4.1 Specific Performance. Upon the occurrence of any breach of this Agreement by Seller, Purchaser shall be entitled, as its exclusive remedy, to enforcement of this Agreement by a decree of specific performance requiring the Seller to fulfill its obligations under this Agreement; Seller hereby waives, in any action for specific performance, the defense that there is an adequate remedy at law or in equity and agrees that the Purchaser shall be entitled to obtain specific performance without being required to prove actual damages. Upon the occurrence of any breach of this Agreement by Purchaser, Seller shall be entitled to all of its remedies at law and in equity, including, without limitation, its actual damages and reimbursement of all of Seller’s expenses (including, without limitation, attorney’s, accounting and solicitation fees and costs) incurred in connection with this Agreement.

4.2 Further Assurances. Each of Seller and Purchaser agrees to execute, acknowledge, deliver, file and record, or cause to be executed, acknowledged, delivered, filed and recorded, such further documents or other papers, and to do all such things and acts, as the other party may reasonably request in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by overnight delivery service, by registered or certified mail, first class, postage prepaid, or by telecopy or similar written means of communication, to the receiving party at the address shown below or such other address of which the receiving party has given notice hereunder. Any notice shall be deemed to have been given and received if: (a)

sent by registered or certified mail, as of the close of the third (3rd) business day following the date so mailed; (b) if personally delivered, on the date delivered; (c) on the date sent if sent by telecopy or by electronic mail on a business day; and (d) on the next business day after the date sent in all other cases. Addresses for notices are as follows:

Purchaser:	Textainer Limited

c/o Textainer Equipment Management (U.S.) Ltd.

650 California Street, 16th floor

San Francisco, CA 94108

Attention: General Counsel

Facsimile: (415) 434-0599

Seller:	TAP Ltd.

c/o Transportation Capital Group, LLC

10955 Westmoor Drive

Suite 400

Westminster, CO 80021

Attention: Adam DiMartino

Email: adam.dimartino@tcgfund.com

Attention: Milton J. Anderson

Email: milt.anderson@tcgfund.com

4.4 Waivers and Amendments. This Agreement may be amended, superseded, modified, supplemented or terminated, and the terms hereof may be waived, only by written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

4.5 Assignment, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and administrators, and permitted assigns. No party shall assign any of its rights or obligations hereunder without the prior written consent of the other parties.

4.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement, any of its Exhibits, or the breach thereof (including, without limitation, a claim for which injunctive or other equitable relief is sought or the determination of the scope or applicability of this Agreement to arbitrate) shall be settled by arbitration in San Francisco, California, by one (1) arbitrator (unless the parties mutually agree to accept multiple arbitrators) in accordance with the Commercial Arbitration Rules of JAMS, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of any such arbitration shall be borne equally by the parties involved unless the arbitrator(s) deem such division of costs to be inequitable, in which event the arbitrator(s) may allocate the costs of arbitration among the parties thereto as they deem just and equitable under the circumstances.

4.7 Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement among the parties hereto, and no party hereto shall be bound by any communications between them on the subject matter hereof unless such communications are in writing and bear a date contemporaneous with or subsequent to the date hereof. Any prior written agreements or letters of intent among the parties relating to the subject matter hereof shall, upon the execution of this Agreement, be null and void.

4.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

4.9 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect the meaning or interpretation hereof.

4.10 Construction. No provision of this Agreement shall be construed against any party on the ground that such party or such party’s counsel drafted the provision.

4.11 Counterparts. This Agreement may be executed in two (2) or more facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

4.12 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller and Purchaser and shall create no rights of any nature in any person or entity not a party hereto.

4.13 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date set forth above.

SELLER:

TAP LTD.

By:	/s/ Milton J. Anderson
Name: Milton J. Anderson
Title: Chief Executive Officer and Director

By:	/s/ Adam T. DiMartino
Name: Adam T. DiMartino
Title: Senior Vice President and Director

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PURCHASER:

TEXTAINER LIMITED

By:	/s/ Christopher C. Morris
Name: Christopher C. Morris
Title: Executive Vice President

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